PARTICIPATION AGREEMENT

Among

PROTECTIVE LIFE AND ANNUITY INSURANCE COMPANY,

FIRST TRUST VARIABLE INSURANCE TRUST,

and

FIRST TRUST PORTFOLIOS, LP.

THIS AGREEMENT, made and entered into as of this 29th day of April, 2025 by and among Protective Life And Annuity Insurance Company (hereinafter “PLAIC" or “Company”), an Alabama life insurance company, on its own behalf and on behalf of its separate account(s) listed on Schedule A attached hereto (the " Account(s)"); First Trust Variable Insurance Trust, a business trust organized under the laws of the Commonwealth of Massachusetts ("Fund"); and First Trust Portfolios, L.P., an Illinois limited partnership (the "Distributor'') (each a "Party," and collectively, the "Parties").

WHEREAS, the Fund engages in business as an open-end management investment company and is available to act as the investment vehicle for separate accounts established for variable life insurance policies and/or variable annuity contracts (collectively, the "Variable Insurance Products") to be offered by insurance Company, including the Company, which have entered into participation agreements similar to this Agreement ("Participating Insurance Company"); and

WHEREAS, the beneficial interest in the Fund may be divided into several series of shares, each designated a "Portfolio" and representing the interest in a particular managed portfolio of securities and other assets; and

WHEREAS, the Fund may rely on an order from the Securities and Exchange Commission ("SEC"), dated January 17, 200l (Fi1e No. 812-12282), granting Participating Insurance Company and variable annuity and variable life insurance separate accounts exemptions from the provisions of sections 9(a), 13(a), 15(a), and 15(b) of the Investment Company Act of 1940, as amended ("1940 Act"), and Rules 6e-2(b)(l5) and 6e-3(T)(b)(l5) thereunder, to the extent necessary to permit shares of the Fund to be sold to and held by variable annuity and variable life insurance separate accounts of life insurance Company that may or may not be affiliated with one another and qualified pension and retirement plans (“Qualified Plans) (“Mixed and Shared Funding Exemptive Order”) and

WHEREAS, the Fund is registered as an open-end management investment company under the 1940 Act and shares of the Portfolio(s) are registered under the Securities Act of 1933. as amended ("1933 Act"); and

WHEREAS, the Distributor is duly registered as a broker-dealer under the Securities Exchange Act of 1934 , as amended ("1934 Act"), and is a member in good standing of the Financial Industry Regulatory Authority, Inc. ("FINRA"); and

WHEREAS, the Company has established or will establish one or more Accounts to offer variable annuity contracts and/or variable life contracts (“Contracts”), set forth on Schedule A, and it seeks to have the Fund serve as certain of the underlying funding vehicles of such Contracts; and

WHEREAS, each Account is a duly organized, validly existing segregated asset account established by resolution of the Board of Directors of the Company under the insurance laws of the State of Alabama, to set aside and invest assets attributable to the Contracts; and

WHEREAS, the Company have registered each Account as a unit investment trust under the 1940 Act unless excepted from registration pursuant to Section 3(c)(7) or Section 3(c)(11) of the 1940 Act, and has registered (or will register prior to sale) the securities deemed to be issued by each Account under the 1933 Act unless exempt from registration; and

WHEREAS, to the extent permitted by applicable insurance laws and regulations, the Company intend to purchase shares in the Portfolio(s) listed in Schedule B hereto (the "Designated Portfolio(s)"), on behalf of an Account to fund the Contracts, and the Fund is authorized to sell such shares to unit investment trusts, such as each Account, at net asset value; and

WHEREAS, the Company will perform certain services for the Fund in connection with the Contracts; and

WHEREAS, the Fund, acting through the Fund's transfer agent, has established a master account on its mutual fund shareholder account system (the "T/A Account") reflecting the aggregate ownership of shares of the Portfolios and all transactions involving such shares by the Company on behalf of each Accounts; and

WHEREAS, in the event both parties agree to use National Securities Clearing Corporation ("NSCC") Fund/SERV System ("Fund/SERV System"), upon notification to the Fund of such availability, the parties may permit the Fund to receive, and the Company to transmit, purchase and redemption orders of Portfolio shares using the NSCC Fund/SERV System; and

WHEREAS, upon such notification, in order to receive and transmit orders for Portfolio shares via Fund/SERV, it is intended that the Fund and the Company, or their duly authorized agents, will establish an account using Fund/SERV (the “Fund/SERV Account'') that will reflect corresponding transactions and Portfolio share balances in the T/A Account;

NOW, THEREFORE, in consideration of their mutual promises, the Parties, agree as follows:

ARTICLE 1.      Sale of Fund Shares

1.1.	The Fund agrees to make shares of the Designated Portfolio(s) available for purchase at the applicable net asset value per share by the Company and each Account on those days on which the Fund calculates its Designated Portfolio(s)' net asset value pursuant to rules of the SEC, and the Fund shall use commercially reasonable efforts to calculate such net asset value on each day which the New York Stock Exchange ("NYSE") is open for regular trading. Notwithstanding the foregoing, the Board of Trustees of the Fund (hereinafter the "Board") may refuse to sell shares of any Designated Portfolio to any person, or suspend or terminate the offering of shares of any Designated Portfolio if such action is required by law or by regulatory authorities having jurisdiction or is, in the sole discretion of the Board acting in good faith and in light of its fiduciary duties under federal and any applicable state laws, necessary in the best interests of the shareholders of such Designated Portfolio.

1.2.	The Fund and Distributor will not sell shares of the Designated Portfolio(s) to any other Participating Insurance Company separate account unless an agreement containing provisions substantially the same as Sections 2.1, 2.4 and 2.10 of Article II, Sections 3.4 and 3.5 of Article III and Article VII of this Agreement is in effect to govern such sales.

1.3.	The Fund agrees to (a) sell to the Company those full and fractional shares of the Designated Portfolio(s) that the Company, on behalf of each Account, orders, and (b) redeem, on the Company's order, any full or fractional shares of the Fund held by the Company, in each case executing such orders on each Business Day at the net asset value next computed after receipt by the Fund or its designee of the order for the shares of the Designated Portfolios, except that the Fund reserves the right to suspend the right of redemption or postpone the date of payment or satisfaction upon redemption consistent with Section 22(e) of the 1940 Act and any sales thereunder, and in accordance with the procedures and policies of the Fund as described in the then current prospectus of the Fund ("Fund Prospectus"). For purposes of this Section 1.3, the Company shall be the designee of the Fund for receipt of such orders and receipt by such designee shall constitute receipt by the Fund, provided that:

i.	if the Company transmits such request to the Fund via the NSCC Fund/SERV System and/or Defined Contribution Clearance & Settlement ("DCC&S") platform, such request must be received by the Company by the close of regular trading on the NYSE and must be received from Fund/SERV by 9:00 a.m. Eastern Time on the next following Business Day; or

ii.	if there are technical problems with Fund/SERV, or if the Parties are not able to transmit or receive information through Fund/SERV (e.g., send requests via fax), such request must be received by the fund by 10:00 a.m. Eastern Time on the next following Business Day.

With regard to purchase and redemptions of Shares under this Section 1.3, the Company is solely responsible for ensuring that each such purchase or redemption is the net result of requests from Contract owners for Contract transactions received by it or its duly designated agent each Business Day before the time(s) that the Fund calculates its net asset value. In the event that any Party is prohibited from communicating, processing or settling Portfolio share transactions via Fund/SERV or Networking, such Party shall notify the other Parties by 10:00 a.m. Eastern Time. "Business Day" shall mean any day on which the NYSE is open for trading and on which the Designated Portfolio calculates its net asset value pursuant to the rules of the SEC. The Company shall provide the Fund with net purchase and redemption requests computed in accordance with Section 1.7 hereof. The Company agrees to purchase and redeem the shares of each Designated Portfolio offered by the Fund Prospectus in accordance with the provisions of such Prospectus.

1.4.	In the event of net purchases, the Company shall pay for Fund shares the same Business Day after an order to purchase Fund shares is made in accordance with the provisions of Section 1.3 hereof. Payment shall be in federal funds transmitted to the Fund by wire by the close of the Federal Reserve wire system. With respect to orders submitted via NSCC, payment shall be from the designated NSCC Settling Bank on behalf of the Company by the time specified by the Fund's transfer agent (the "NSCC Wire Cut-off Time"). If payment in federal funds for any purchase is not received or is received by the Fund after 5:30 p.m.

Eastern time on such Business Day or by the NSCC Wire Cut-Off Time, the Company shall promptly, upon the Fund’s request, reimburse the Fund for any charges, costs, fees, interest or other expenses incurred by the Fund in connection with any advances to, or borrowings or overdrafts by, the Fund, or any similar expenses incurred by the Fund, as a result of portfolio transactions effected by the Fund based upon such purchase request. Upon receipt by the Fund of the federal funds so wired, such funds shall cease to be the responsibility of the Company and shall become the responsibility of the Fund . "Settling Bank" shall mean the entity appointed by the party to perform such settlement services which entity agrees to abide by NSCC's then current rules and procedures insofar as they related to funds settlement.

1.5	In the event of net redemptions, the Fund shall pay and transmit the proceeds of redemptions of Fund shares the same Business Day after a redemption order is received in accordance with Section 1.3 hereof (with respect to orders submitted via NSCC), from the designated NSCC Settling Bank on behalf of the Fund. Payment shall be in federal funds transmitted to the Company or their designee by wire. Notwithstanding the foregoing, the Fund may delay the payment of redemptions and provide redemption proceeds up to three days (3) following the redemption date if the redemption request represents more than twenty percent (20%) of the assets of the Portfolio held by the Contract owners of the Company and the Company does not provide at least ten (10) days advances notice of the proposed redemption .

1.6	The Fund shall make the net asset value per share for each Designated Portfolio available to the Company on each Business Day as soon as reasonably practical after the net asset value per share is calculated and shall use commercially reasonable efforts to make such net asset value per share available by 6:00 p.m. Eastern time. In the event that the Fund is unable to meet the 6:00 p.m. time stated herein, the Fund shall provide additional time for the Company to place orders received in good order for the purchase and redemption of shares equal to the additional time it takes the Fund to make the net asset value available to the Company. However, if net asset values are not available for inclusion in the next business cycle and purchase orders/redemption are not able to be calculated and available for the Company to execute within the time frame identified in Section 1.3 hereof, the Company on behalf of each Account, shall be entitled to an adjustment to the number of shares purchased or redeemed to reflect the correct share net asset value.

1.7	At the end of each Business Day, the Company shall use the information described herein to calculate Account unit values for the day. Using these unit values, the Company shall process each such Business Day's separate account transactions based on requests and premiums received by it by the close of regular trading on the floor of the NYSE to determine the net dollar amount of Fund shares which shall be purchased or redeemed at that day's closing net asset value per share.

1.8	In the event of an error in the computation of a Designated Portfolio's net asset value per share (“NAV") or any dividend or capital gain distribution (each, a "pricing error"), the Fund's adviser or the Fund shall notify the Company as soon as possible after discovery of the error. Such notification may be verbal, but shall be confirmed promptly in writing in accordance with Article XI of this Agreement. Any error in the calculation or reporting of the closing NAV or any dividend or capital gain distribution shall be reported promptly, upon discovery, to the Company. In such event, the Company shall be entitled to an adjustment to the number of shares purchased or redeemed to reflect the correct closing NAV and the Fund or the Fund's adviser shall bear the reasonable and necessary expenses of correcting such errors including correcting statements previously provided to Contract owners in connection with Fund shares held by Contract owners or in adjusting proceeds paid to Contract owners who have redeemed interests under their Contracts. Upon notification by the Fund or Fund's adviser of any overpayment, the Company shall promptly remit to the Fund or Fund's adviser any overpayment that has not been paid to Contract owners; however, the Fund and the Fund's adviser acknowledges that the Company does not intend to seek additional payments from any Contract owner who, because of a pricing error, may have underpaid for units of interest credited to his/her account.

1.9	The Fund shall furnish same day notice (by wire or telephone, followed by written confirmation) to the Company of any income, dividends or capital gain distributions payable on the Designated Portfolio(s)' shares. The Company hereby elects to receive all such income dividends and capital gain distributions as are payable on the Designated Portfolio shares in additional shares of that Designated Portfolio. The Company reserves the right to revoke this election and to receive all such income dividends and capital gain distributions in cash. The Fund shall notify the Company of the number of shares so issued as payment of such dividends and distributions.

1.10	Issuance and transfer of the Fund's shares will be by book entry only. Stock certificates will not be issued to the Company or each Account. Shares ordered from the Fund will be recorded in an appropriate title for each Account or the appropriate sub-account of each Account.

1.11.	The Parties acknowledge that the arrangement contemplated by this Agreement is not exclusive; the Fund's shares may be sold to other Participating Insurance Company (subject to Article VI hereof) and the cash value of the Contracts may be invested in other investment Company.

ARTICLE II.      Representations and Warranties

2.1.	The Company represents and warrants that the securities deemed to be issued by each Account under the Contracts are or will be registered under the 1933 Act or exempt from registration thereunder, and that the Contracts will be issued and sold in compliance in all material respects with all applicable laws, rules, and regulations (collectively, "laws"). The Company further represents and warrants that it is an insurance company duly organized and in good standing under applicable law and that it has legally and validly established each Account prior to any issuance or sale of units thereof as a segregated asset account under the applicable state insurance laws and has registered each Account as a unit investment trust in accordance with the provisions of the 1940 Act, unless exempt from registration pursuant to the 1940 Act, to serve as a segregated investment account for the Contracts and that it will maintain such registration for so long as required by applicable law.

2.2.	The Fund represents and warrants that Designated Portfolio(s) shares sold pursuant to this Agreement shall be registered under the 1933 Act, duly authorized for issuance and sold in compliance with all applicable federal and state securities laws including without limitation the 1933 Act, the 1934 Act, and the 1940 Act, and that the Fund is and shall remain registered under the 1940 Act. The Fund shall amend the registration statement for its shares under the 1933 Act and the 1940 Act from time to time as required in order to effect the continuous offering of its shares. The Fund shall register and qualify the shares for sale in accordance with the laws of the various states only if and to the extent deemed advisable by the Fund.

2.3.	The Fund has adopted a Rule 12b-l Service Plan under which it makes payments to finance certain expenses. The Fund represents and warrants that it has a Board, a majority of whom are not interested persons of the Fund, which has approved its Rule 12b-1 Service Plan to finance certain expenses of the Fund and that any change to the Fund's Rule 12b-1 Service Plan will be approved by a similarly constituted Board.

2.4.	The Fund makes no representations as to whether any aspect of its operations, including but not limited to, investment policies, fees and expenses, complies with the insurance and other applicable laws of the various states, except that the Fund represents that the Fund's investment policies, fees and expenses are and shall at all times remain in compliance with the laws of the Commonwealth of Massachusetts to the extent required to perform this Agreement.

2.5.	The Fund represents and warrants that it is lawfully organized and validly existing under the laws of the Commonwealth of Massachusetts and that it does and will comply in all material respects with the 1940 Act.

2.6.	The Distributor represents and warrants that it is and shall remain duly qualified and registered under all applicable laws and that it shall perform its obligations for the Fund in compliance in all material respects with all applicable federal and state securities laws.

2.7.	The Fund represents and warrants that all of its Trustees, officers, employees, investment advisers, and other individuals or entities dealing with the money and/or securities of the Fund are, and shall continue to be at all times, covered by one or more blanket fidelity bonds or similar coverage for the benefit of the Fund in an amount not less than the minimal coverage required by Rule l7g-l under the 1940 Act or related provisions as may be promulgated from time to time. The aforesaid bonds shall include coverage for larceny and embezzlement and shall be issued by a reputable bonding company.

2.8.	The Fund will provide the Company with as much advance notice as is reasonably practicable of any material change affecting the Designated Portfolio(s) (including, but not limited to, any material change in the registration statement or prospectus affecting the Designated Portfolio(s)) and any proxy solicitation affecting the Designated Portfolio(s) and will consult with the Company in order to implement any such change in an orderly manner, recognizing the expenses of changes and attempting to minimize such expenses by implementing them in conjunction with regular annual updates of the prospectus for the Contracts where reasonably practicable.

2.9.	The Fund represents and warrants that it has adopted a compliance program in accordance with Rule 38a-l under the 1940 Act, which includes appointing a Chief Compliance Officer ("CCO") for the Fund. The CCO is responsible for monitoring the operation of the Fund's compliance program, and for reviewing the compliance programs of service providers to the Fund covered under Rule 38a-1 ("Covered Service Providers"). The CCO has completed or is in the process of completing an annual review to assess the adequacy of the Fund's and Covered Service Providers' policies and procedures and the effectiveness of their implementation.

2.10.	The Company represents and warrants, for purposes other than diversification under Section 817 of the Internal Revenue Code of 1986, as amended (“the Code”), that the Contracts are currently and at the time of issuance will be treated as life insurance, endowment or annuity contracts under the applicable provisions of the Code, and that it will make every effort to maintain such treatment and that it will provide reasonable notice to the Fund, and the Distributor upon having a reasonable basis for believing that the Contracts have ceased to be so treated or that they might not be so treated in the future. In addition, the Company represents and warrants that each Account is a "segregated asset account" and that interests in each Account are offered exclusively through the purchase of or transfer into a "variable contract" within the meaning of such terms under Section 817 of the Code and the regulations thereunder. The Company will use every effort to continue to meet such definitional requirements, and will provide reasonable notice to the Fund or the Distributor upon having a reasonable basis for believing that such requirements have ceased to be met or that they might not be met in the future. The Company represents and warrants that it will not purchase Fund shares with assets derived from tax-qualified retirement plans except, indirectly, through Contracts purchased in connection with such plans.

2.11.	Each of the Parties represents and warrants to the other that it has, or shall, to the extent required by applicable law, adopt, implement and maintain effective "disclosure controls and procedures" and "internal controls" (as such phrases are defined pursuant to the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder (hereinafter collectively the "S-Ox Act")) and will cooperate with one another in exchanging copies of such policies and procedures and facilitating the filing by the relevant Parties and/or their respective officers and auditors of any and all certifications or attestations as required by the S-Ox Act, including, without limitation, furnishing such sub-certifications from relevant officers of each Party as such Party shall reasonably request from time to time.

2.12	The Fund and the Company (if the Company uses NSCC) each represents and warrants to the other that it: (a) has entered into an agreement with NSCC, (b) has met and will continue to meet all of the requirements to participate in Fund/SERV and Networking, and (c) intends to remain at all times in compliance with the then current rules and procedures of NSCC, all to the extent necessary or appropriate to facilitate such communications, processing, and settlement of Portfolio share transactions.

2.13	The Company represents and warrants that it has adopted, and will at all times during the term of this Agreement maintain, reasonable and appropriate procedures ("Late Trading Procedures") reasonably designed to ensure that any and all orders relating to the purchase, sale or exchange of Fund shares communicated to the Fund to be treated in accordance with Article I of this Agreement as having been received on a Business Day, have been received by the Valuation Time on such Business Day and were not modified after the Valuation Time, and that all orders received from Contract owners but not rescinded by the Valuation Time were communicated to the Fund or its agent as received for that Business Day. "Valuation Time'' shall mean the time as of which the Fund calculates net asset value for the shares of the Portfolios on the relevant Business Day.

2.14	Each transmission of orders by the Company shall constitute a representation by the Company that such orders are accurate and complete and relate to orders received by the Company by the Valuation Time on the Business Day for which the order is to be priced and that such transmission includes all orders relating to Fund shares received from Contract owners but not rescinded by the Valuation Time. The Company agrees to provide the Fund or its designee with a copy of the Late Trading Procedures and such certifications and representations regarding the Late Trading Procedures as the Fund or its designee may reasonably request. The Company will promptly notify the Fund in writing of any material change to the Late Trading Procedures.

ARTICLE III.      Prospectuses and Proxy Statements: Voting

3.1.	At least annually, the Distributor shall provide the Company with as many printed copies of the Fund Prospectus or the Fund's then current summary prospectus (as such term is defined in Rule 498 under the 1933 Act or any successor provision) ("Fund Summary Prospectus"), and any supplements thereto, for each Designated Portfolio as the Company may reasonably request for distribution to Contract owners. If requested by the Company, the Fund or Distributor shall provide such documentation (including a camera-ready copy of the Fund Prospectus or Fund Summary Prospectus for each Designated Portfolio as set in type, a diskette containing such documents in the form sent to the financial printer, or an electronic copy (in print ready PDF format) of the documents, all as the Company may reasonably request) and such other assistance as is reasonably necessary in order for the Company once each year (or more frequently if the such prospectuses are amended) to have the Fund Prospectus or Fund Summary Prospectus printed, as the case may be, to the extent permitted by applicable law or other applicable guidance received from the SEC, including Rule 498, or posted on a website maintained by or for the Company. Expenses associated with providing such documentation shall be allocated in accordance with Schedule C hereto. The Fund shall use commercially reasonable efforts to provide the Fund Summary Prospectuses and Fund Prospectuses (which only includes the Designated Portfolios offered by the Company), full SAI, and shareholder reports by a specified date as mutually agreed upon by the Fund and the Company.

i.	The Fund shall host and manage all of the electronic documents for purposes of compliance with Rule 498 requirements.

ii.	The Company shall be provided the Fund documents (including Fund statutory and summary prospectuses, SAI, shareholder reports, and fund holdings) by the Fund on a timely basis to facilitate website posting. The Fund documents posted on the Companies’ websites are for informational purposes only and are not intended to comply with Rule 498. Notwithstanding the above, the Fund shall be and remain solely responsible for ensuring that the Fund electronic documents are hosted and managed by the Fund's website and fully comply with the requirements of Rule 498.

3.2.	If applicable laws require that the Statement of Additional Information ("SAI") for the Fund be distributed to all Contract owners, then the Fund or Distributor, as appropriate, shall provide the Company with copies of the Fund's SAI, and any supplements thereto, for the Designated Portfolio(s) in such quantities, with expenses to be borne in accordance with Schedule C hereto, as the Company may reasonably require to permit timely distribution thereof to Contract owners. If requested by the Company, the Fund or Distributor shall provide an electronic copy of the Fund SAI in a format suitable for posting on an Internet website(s) maintained by or on behalf of the Company. The Company shall send an SAI to any Contract owner upon request in such timeframe as may be required by applicable law. The Fund, and/or Distributor, as appropriate, shall also provide SAIs to any Contract owner or prospective owner who requests such SAI from the Fund (although it is anticipated that such requests will be made to the Company).

3.3.	The Fund and/or Distributor shall use commercially reasonable efforts to provide the Company, within 10 (ten) business days of scheduled mailing date, with printed copies of the Fund's proxy material, reports to shareholders, and other communications to shareholders for the Designated Portfolio(s) in such quantity, with expenses to be borne in accordance with Schedule C hereto, as the Company may reasonably require to permit timely distribution thereof to Contract owners. If requested by the Company, the Fund or Distributor shall provide an electronic copy of such documentation in a format suitable for posting on an Internet website maintained by or on behalf of the Company. In lieu of all or part of the foregoing, the Fund may elect to retain, at its own expense, a proxy solicitation firm to perform some or all of the tasks necessary for the Company to obtain voting instructions from Contract owners.

i.	The Fund shall provide the Company with printed copies of Fund annual and semiannual reports in such quantity as the Company shall reasonably require for distributing to Contract owners, with expenses to be borne in accordance with Schedule C hereto.

3.4.	If and to the extent required by law and the Mixed and Shared Funding Exemptive Order, each Company shall:

i.	solicit voting instructions from Contract owners;

ii.	vote the Designated Portfolio(s) shares held in each Account in accordance with instructions timely received from Contract owners; and

iii.	vote Designated Portfolio shares held in each Account for which no instructions have been received in the same proportion as Designated Portfolio(s) shares for which instructions have been received from Contract owners, so long as and to the extent that the SEC continues to interpret the 1940 Act to require pass-through voting privileges for variable contract owners. The Company reserves the right to vote Fund shares held in its general account and in any segregated asset account in its own right, to the extent permitted by law.

iv.	assure that each of its separate accounts calculates voting privileges in a manner consistent with all other Participating Insurance Company and/or as directed by the Fund for this purpose.

3.5	Company shall be responsible for assuring that it's Accounts participating in a Designated Portfolio calculates voting privileges in a manner consistent with the standards set forth in the Mixed and Shared Funding Exemptive Order and consistent with any reasonable standards that the Fund may adopt, provided, however, the Company shall be free to vote Designated Portfolio shares attributable to each Account in any manner permitted by applicable law, to the extent the Mixed and Shared Funding Exemptive Order is superseded by SEC or administrative practice (including no-action relief).

3.6	The Fund will comply with all provisions of the 1940 Act requiring voting by shareholders, and in particular the Fund will either provide for annual meetings (except insofar as the SEC may interpret Section 16 of the 1940 Act not to require such meetings) or, as the Fund currently intends, comply with Section 16(c) of the 1940 Act (although the Fund is not one of the trusts described in Section 16(c) of that Act) as well as with Sections 16(a) and, if and when applicable, 16(b) of the 1940 Act. Further, the Fund will act in accordance with the SEC’s interpretation of the requirements of Section 16(a) with respect to periodic elections of directors or trustees and with whatever rules the Commission may promulgate with respect thereto.

ARTICLE IV.      Sales Material and Information

4.1.	Company shall furnish, or shall cause to be furnished, to the Fund or its designee, a copy of sales literature or other promotional material that Company develops or proposes to use in which the Fund (or a Designated Portfolio thereof), its adviser, any of its sub-advisers, or the Distributor is named in connection with the Contracts, at least fifteen (15) Business Days prior to use. No such material shall be used if the Fund or the Distributor objects to such use within ten (10) Business Days after receipt of such material. The Fund and Distributor reserve the right to reasonably object to the continued use of any such sales literature or other promotional material in which the Fund (or a Designated Portfolio thereof), its adviser, any of its sub-advisers, or the Distributor is named and no such material shall be used if the Fund or Distributor, or any designee thereof, so objects.

4.2.	The Company shall not give any information or make any representations or statements on behalf of the Fund in connection with the sale of the Contracts other than the information or representations contained in the registration statement, Fund Prospectus or SAI for the Fund shares, as the same may be amended or supplemented from time to time, or in sales literature or other promotional material approved by the Fund Distributor, except with the permission of the Fund or Distributor.

4.3.	The Fund or Distributor shall furnish, or shall cause to be furnished, to the Company, a copy of each piece of sales literature or other promotional material in which each Company, its separate account(s) and/or any Contract is named fifteen (15) Business Days prior to its intended date of first use. No such material shall be used if the Company reasonably object to such use within ten (10) Business Days after receipt of such material. The Company reserve the right to reasonably object to the continued use of any such sales literature or other promotional material in which each Company, its separate account(s), or any Contract is named, and no such material shall be used if the Company so object.

4.4.	The Fund and the Distributor shall not give any information or make any representations on behalf of the Company or concerning the Company, each Account, or the Contracts other than the information or representations contained in a registration statement, prospectus (which shall include an offering memorandum, if any, if the Contracts issued by the Company or interests therein are not registered under the 1933 Act) or SAI for the Contracts, as the same may be amended or supplemented from time to time, or in sales literature or other promotional material approved by the Company or their designee, except with the permission of the Company.

4.5.	The Fund or its designee will provide to the Company, upon request, at least one complete copy of all registration statements, prospectuses, SAIs, sales literature and other promotional materials, applications for exemptions, requests for non-confidential no-action letters, and all amendments or supplements to any of the above, that relate to the Fund or its shares (collectively, "Fund materials").

4.6.	Each Company or its designee will provide to the Fund, upon request, at least one complete copy of all registration statements, prospectuses, SAIs, sales literature and other promotional materials, applications for exemptions, requests for non-confidential no-action letters, and all amendments or supplements to any of the above, that relate to the Contracts, (collectively, " Contract materials").

4.7.	For purposes of Articles IV and VIII, the phrase “sales literature and other promotional material”

includes, but is not limited to, advertisements (such as material published, or designed for use in, a newspaper, magazine, or other periodical, radio, television, telephone or tape recording, videotape display, signs or billboards, motion pictures, or other public media; e.g., on-line networks such as the Internet or other electronic media), sales literature (i.e., any written communication distributed or made generally available to customers or the public, including brochures, circulars, research reports, market letters, form letters, seminar texts, reprints or excerpts of any other advertisement, sales literature, or published article), educational or training materials or other communications distributed or made generally available to some or all agents or employees, shareholder reports, proxy materials (including solicitations for voting instructions), and any other material constituting sales literature or advertising under FINRA rules, the 1933 Act or the 1940 Act.

ARTICLE V.      Fees and Expenses

5.1.	The Fund, Distributor, and the Fund's adviser shall pay no fee or other compensation to the Company under this Agreement, and the Company shall pay no fee or other compensation to the Fund, Distributor, or the Fund's adviser under this Agreement, although the Parties hereto will bear certain expenses in accordance with Schedule C hereto, Articles III, V, and other provisions of this Agreement.

5.2.	Except as otherwise provided in this Agreement, including without limitation Schedule C hereto, each Party shall bear all expenses incident to the performance of its obligations hereunder. Nothing herein shall prevent the Parties hereto from otherwise agreeing to perform, and arranging for appropriate compensation for, other services relating to the Fund and/or to each Account pursuant to this Agreement. The Fund shall see to it that all its shares are registered and authorized for issuance in accordance with applicable federal and state securities laws to the extent required or deemed advisable by the Fund. Except as otherwise set forth in Schedule C of this Agreement, the Fund shall bear the expenses for the cost of registration and qualification of the Fund’s shares, preparation and filing of the Fund Prospectus and registration statement, proxy materials and reports, setting the Fund Prospectus in type, setting in type and printing the proxy materials and reports to shareholders, the preparation of all statements and notices required by any federal or state law, and all taxes on the issuance or transfer of the Fund’s shares.

ARTICLE VI.      Diversification and Qualification.

6.1.	The Fund and the Distributor each represents and warrants that the Fund will at all times sell its shares and invest its assets in such a manner as to ensure that the Contracts will be treated as annuity contracts under the Code, and the regulations issued thereunder. Without limiting the scope of the foregoing, each Designated Portfolio thereof will at all times comply with Section 817(h) of the Code and Treasury Regulation §1.817-5, as amended from time to time, and any Treasury interpretations thereof, relating to the diversification requirements for variable annuity, endowment, or life insurance contracts and any amendments or other modifications or successor provisions to such Section or Regulations. ln the event of a breach of this Article VI by the Fund, the Fund and Distributor will take all reasonable steps to: (a) notify the Company immediately of such breach, and (b) adequately diversify the Fund so as to achieve compliance within the grace period afforded by Regulation 1.817-5.

6.2.	The Fund and the Distributor each represents and warrants that shares of the Designated Portfolio(s) will be sold only to Participating Insurance Company and their separate accounts and to Qualified Plans, all in accordance with the requirements of Section 817(b) of the Code. No shares of any Designated Portfolio of the fund will be sold to the general public.

6.3.	The Fund and the Distributor each represents and warrants that the Fund and each Designated Portfolio intends to qualify as a "regulated investment company" under Subchapter M of the Code, and that each Designated Portfolio will maintain such qualification (under Subchapter M or any successor or similar provisions) as long as this Agreement is in effect.

6.4.	The Fund and Distributor each will notify the Company immediately upon having a reasonable basis for believing that the Fund or any Designated Portfolio has ceased to comply with the aforesaid Section 817(h) diversification or Subchapter M qualification requirements or might not so comply in the future.

6.5	Company agrees that if the Internal Revenue Service ("IRS") asserts in writing in connection with any governmental audit or review of such Company that any Designated Portfolio has failed to comply with the diversification requirements of Section 817(h) of the Code or the Company otherwise become aware of any facts that could give rise to any claim against the Fund and Distributor as a result of such a failure or alleged failure:

i.	Company shall promptly notify the Fund and the Distributor of such assertion or potential claim and promptly provide a copy of all correspondence and other materials received by the Company in connection therewith ;

ii.	Company shall consult with, and work cooperatively with, the Fund and the Distributor as to how to minimize any liability that may arise as a result of such failure or alleged failure;

iii.	Company shall use commercially reasonable efforts to minimize any liability of the Fund and the Distributor resulting from such failure, including, without limitation, demonstrating, pursuant to Treasury Regulations, Section 1.817-5(a)(2), to the commissioner of the IRS that such failure was inadvertent;

iv.	any written materials to be submitted by the Company to the IRS, any Contract owner or any other claimant in connection with any of the foregoing proceedings or contests (including, without limitation, any such materials to be submitted to the IRS pursuant to Treasury Regulations, Section 1.817-5(a)(2)) shall be provided by the Company to the Fund and the Distributor (together with any supporting information or analysis) within at least two (2) Business Days prior to submission;

v.	Company shall provide the Fund and the Distributor with such cooperation as the Fund and the Distributor shall reasonably request (including, without limitation, by permitting the Fund and the Distributor to review the relevant books and records of the Company) in order to facilitate review by the Fund and the Distributor of any written submissions provided to it or its assessment of the validity or amount of any claim against it arising from such failure or alleged failure; and

vi.	Company shall not with respect to any claim of the IRS or any Contract owner that would give rise to a claim against the Fund and the Distributor (a) compromise or settle any claim, (b) accept any adjustment on audit, or (c) forego any allowable administrative or judicial appeals, without the express written consent of the Fund and the Distributor, which shall not be unreasonably withheld; provided that the Company shall not be required to appeal any adverse judicial decision unless the Fund shall have provided an opinion of independent counsel to the effect that a reasonable basis exists for taking such appeal; and further provided that the Fund and the Distributor shall bear the costs and expenses, including reasonable attorney’s fees, incurred by Company in complying with this clause vi.

ARTICLE VII.      Potential Conflicts and Compliance

With Mixed and Shared Funding Exemptive Order

7.1.	The Fund represents that the Board will monitor the Fund for the existence of any material irreconcilable conflict between the interests of the contract owners of all separate accounts and determine what action, if any, should be taken in response to such conflicts. A material irreconcilable conflict may arise for a variety of reasons, including: (a) an action by any state insurance regulatory authority; (b) a change in applicable federal or state insurance, tax, or securities laws or regulations, or a public ruling, private letter ruling, no-action or interpretative letter, or any similar action by insurance, tax, or securities regulatory authorities; (c) an administrative or judicial decision in any relevant proceeding; (d) the manner in which the investments of any Designated Portfolio are being managed; (e) a difference in voting instructions given by variable annuity contract and variable life insurance contract owners or by contract owners of different Participating Insurance Company; or (f) a decision by a Participating Insurance to disregard the voting instructions of contract owners. The Board shall promptly inform the Company in writing if it determines that a material irreconcilable conflict exists and the implications thereof.

7.2.	Company will report any potential or existing conflicts of which it is aware to the Board. Company will assist the Board in carrying out its responsibilities under the Mixed and Shared Funding Exemptive Order, by providing the Board with all information reasonably necessary for the Board to consider any issues raised. This includes, but is not limited to, an obligation by each Company to inform the Board whenever Contract owner voting instructions are to be disregarded. Such responsibilities shall be carried out by Company with a view only to the interests of its Contract owners.

7.3.	If it is determined by a majority of the Board, or a majority of its members who are not interested persons of the Fund, the Distributor, the adviser or any sub-adviser to any of the Designated Portfolios (the "Disinterested Members" ), that a material irreconcilable conflict exists, and it is a Participating Insurance Company for which a material irreconcilable conflict is relevant, Company shall, together with other Participating Insurance Companies to the extent reasonably practicable (as determined by a majority of the Disinterested Members), takes steps necessary to remedy or eliminate the material irreconcilable conflict, up to and including: (1) withdrawing the assets allocable to some or all of the separate accounts from the Fund or any Designated Portfolio and reinvesting such assets in a different investment medium, including (but not limited to) another portfolio of the Fund, or submitting the question whether such segregation should be implemented to a vote of all affected contract owners and, as appropriate, segregating the assets of any appropriate group (i.e., annuity contract owners, life insurance contract owners, or variable contract owners of one or more Participating Insurance Company) that votes in favor of such segregation, or offering to the affected contract owners the option of making such a change; and (2) establishing a new registered management investment company or managed separate account. The Company's responsibility to take remedial action shall be carried out by the Company with a view only to the interests of Contract owners.

7.4.	If a material irreconcilable conflict arises because of a decision by the Company to disregard Contract owner voting instructions and that decision represents a minority position or would preclude a majority vote, the Company may be required, at the Fund’s election, to withdraw each Account’s investment in the Fund and terminate this Agreement; provided, however, that such withdrawal and termination shall be limited to the extent required by the foregoing material irreconcilable conflict as determined by a majority of the Disinterested Members. Any such withdrawal and termination must take place within six (6) months after the Fund gives written notice that this provision is being implemented, and until the end of that six month period the Fund and the Distributor shall continue to accept and implement orders by the Company for the purchase (and redemption) of shares of the Fund subject to the terms and conditions of this Agreement. No charge or penalty will be imposed as a result of such withdrawal. The responsibility to take such remedial action shall be carried out with a view only to the interests of the Contract owners.

7.5.	If a material irreconcilable conflict arises because a particular state insurance regulator’s decision applicable to the Company conflicts with the majority of other state regulators, then the Company will withdraw each Account’s investment in the Fund and terminate this Agreement within six (6) months after the Board informs the Company in writing that it has determined that such decision has created an irreconcilable material conflict; provided, however, that such withdrawal and termination shall be limited to the extent required by the foregoing material irreconcilable conflict as determined by a majority of the Disinterested Members. Until the end of the foregoing six month period, the Fund and the Distributor shall continue to accept and implement orders by the Company for the purchase (and redemption) of shares of the Fund subject to the terms and conditions of this Agreement. The responsibility to take such action shall be carried out with a view only to the interests of the Contract owners.

7.6.	For purposes of Sections 7.3 through 7.6 of this Agreement, a majority of the Disinterested Members shall determine whether any proposed action adequately remedies any material irreconcilable conflict, but in no event will the Fund, the Distributor or its affiliates, as relevant, be required to establish a new funding medium for the Contracts. The Company shall not be required by Section 7.3 to establish a new funding medium for the Contracts if an offer to do so has been declined by vote of a majority of Contract owners materially and adversely affected by the material irreconcilable conflict. In the event that the Board determines that any proposed action does not adequately remedy any material irreconcilable conflict, then the Company will withdraw each Account’s investment in the Fund and terminate this Agreement within six (6) months after the Board informs the Company in writing of the foregoing determination; provided, however, that such withdrawal and termination shall be limited to the extent required by any such material irreconcilable conflict as determined by a majority of the Disinterested Members .

7.7.	If and to the extent that Rule 6e-2 under the 1940 Act and Rule 6e-3(T) under the 1940 Act are amended, or Rule 6e-3 is adopted, to provide exemptive relief from any provision of the 1940 Act or the rules promulgated thereunder with respect to mixed or shared funding (as defined in the

Mixed and Shared Funding Exemptive Order) on terms and conditions materially different from those contained in the Mixed and Shared Funding Exemptive Order, then (a) the Fund and/or the Company, as appropriate, shall take such steps as may be necessary to comply with Rules 6e-2 and 6e-3(T), as amended, and Rule 6e-3, as adopted, to the extent such rules are applicable; and (b) Sections 3.4, 3.5, 3.6, 7.1, 7.2, 7.3, 7.4, and 7.5 of this Agreement shall continue in effect only to the extent that terms and conditions substantially identical to such Sections are contained in such Rule(s) as so amended or adopted.

7.8.	Upon the reasonable request by the Fund, the Company will submit to the Fund such reports, material, or data as the Fund may reasonably request so that the Fund’s Board may carry out its responsibilities imposed under the Mixed and Shared Exemptive Order.

ARTICLE VIII.      Indemnification

8.1.	(a). Indemnification by the Company. Company agrees to indemnify and hold harmless the Fund, the Distributor and the Fund's adviser and each of their respective officers, directors, members, managers, partners or trustees, employees and agents and each person, if any, who controls the Fund, Distributor or Fund's adviser within the meaning of Section 15 of the 1933 Act (collectively, the “Indemnified Parties" for purposes of this Section 8.1) against any and all losses, claims, expenses, damages and liabilities (including amounts paid in settlement with the written consent of the Company) or litigation (including reasonable legal and other expenses) (collectively, a "Loss") to which the Indemnified Parties may become subject under any statute or regulation, at common law or otherwise, insofar as such Loss is related to the sale or acquisition of the Fund's shares or the Contracts and:

i.	arises out of or is based upon any untrue statements or alleged untrue statements of any material fact contained in any Contract materials as defined in Section 4.5 and 4.6 herein, or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this Agreement to indemnify shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with information furnished in writing to the Company by or on behalf of the Fund, Distributor, or Fund's adviser for use in the Contract materials or otherwise for use in connection with the sale of the Contracts; or

ii.	arises out of or as a result of statements or representations (other than statements or representations contained in Fund materials not supplied by the Company or persons under its control) or wrongful conduct of the Company or persons under its control, with respect to the sale or distribution of the Contracts or Fund shares; or

iii.	arises out of any untrue statement or alleged untrue statement of a material fact contained in Fund Materials, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, if such a statement or omission was made in reliance upon and conformity with information furnished in writing to the Fund by or on behalf of the Company; or

iv.	arises out of or results from any failure by the Company to perform the obligations, provide the services, and furnish the materials required of it under the terms of this Agreement; or

v.	arises out of or results from any material breach of any representation and/or warranty made by Company in this Agreement or arises out of or results from any other material breach of this Agreement by the Company, without limitation Section 2.10 and 6.5 hereof, as limited by and in accordance with the provisions of Sections 8.1(b) and 8.l(c) hereof.

(b).	The Company shall not be liable under this indemnification provision with respect to any Loss to which an Indemnified Party would otherwise be subject by reason of such Indemnified Party's willful misfeasance, bad faith, or negligence in the performance of such Indemnified Party's duties or by reason of such Indemnified Party's reckless disregard of obligations or duties under this Agreement or to any of the Indemnified Parties.

(c).	The Company shall not be liable under this indemnification provision with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified the Company in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Indemnified Party (or after such Indemnified Party shall have received notice of such service on any designated agent), but failure to notify the Company of any such claim within a reasonable time shall not relieve the Company from any liability which it may have to the Indemnified Party against whom such action is brought otherwise than on account of this indemnification provision, except to the extent that the Company has been prejudiced by such failure to give notice. In case any such action is brought against an Indemnified Party, the Company shall be entitled to participate, at its own expense, in the defense of such action, and unless the Indemnified Parties release the Company from any further obligation under this Section 8.1 with respect to such claim (s), the Company also shall be entitled to assume the defense thereof, with counsel satisfactory to the Party named in the action. The Company may not settle any such claim without the prior written consent of the Indemnified Party, which consent will not be unreasonably withheld, conditioned or delayed. After notice from the Company to such Party of the Company's election to assume the defense thereof, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and the Company will not be liable to such Party under this Agreement for any legal or other expenses subsequently incurred by such Party independently in connection with the defense thereof other than reasonable costs of investigation.

(d).	Each Indemnified Party will promptly notify the Company of the commencement of any litigation or proceedings against them in connection with the Agreement, the issuance or sale of the Fund shares or the Contracts or the operation of the Fund.

8.2	(a). Indemnification by the Fund. The Fund agrees to indemnify and hold harmless the Company and each of their respective directors and officers, employees and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act (collectively, the "Indemnified Parties" for purposes of this Section 8.2) against any Loss to which the Indemnified Parties may be required to pay or become subject under any statute or regulation, at common law or otherwise, insofar as such Loss, is related to the operations of the Fund and:

i.	arises as a result of any material failure by the Fund to perform the obligations, provide the services and furnish the materials required of it under the terms of this Agreement (including a failure, whether unintentional or in good faith or otherwise, to comply with the diversification and other qualification requirements specified in Article VI of this Agreement); or

ii.	arises out of or results from any material breach of any representation and/or warranty made by the Fund in this Agreement or arises out of or result from any other material breach of this Agreement by the Fund;

as limited by and in accordance with the provisions of Sections 8.2(b) and 8.2(c) hereof.

(b). The Fund shall not be liable under this indemnification provision with respect to any Loss to which an Indemnified Party would otherwise be subject by reason of such Indemnified Party's willful misfeasance, bad faith, or negligence in the performance of such Indemnified Party's duties or by reason of such Indemnified Party's reckless disregard of obligations or duties under this Agreement or to any of the Indemnified Parties.

(c). The Fund shall not be liable under this indemnification provision with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified the Fund in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Indemnified Party (or after such Indemnified Party shall have received notice of such service on any designated agent), but failure to notify the Fund of any such claim within a reasonable time shall not relieve it from any liability which it may have to the Indemnified Party against whom such action is brought otherwise than on account of this indemnification provision, except to the extent that the Fund has been prejudiced by such failure to give notice. In case any such action is brought against an Indemnified Party, the Fund will be entitled to participate, at its own expense, in the defense thereof and unless the Indemnified Parties release the Fund from any further obligation under this Section 8.2 with respect to such claim(s), the Fund shall also be entitled to assume the defense thereof, with counsel satisfactory to the Party named in the action. The Fund may not settle any such claim without the prior written consent of the Indemnified Party, which consent will not be unreasonably withheld, conditioned or delayed. After notice from the Fund to such Party of the Fund's election to assume the defense thereof, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and the Fund will not be liable to such Party under this Agreement for any legal or other expenses subsequently incurred by such Party independently in connection with the defense thereof other than reasonable costs of investigation.

(d). Company agrees to notify the Fund promptly of the commencement of any litigation or proceeding against itself or any of its respective officers or directors in connection with the Agreement, including but not limited to the issuance or sale of the Contracts, the operation of each Account, or the sale or acquisition of shares of the Funds.

8.3	(a). Indemnification by the Distributor. The Distributor agrees to indemnify and hold harmless the Company and each of their respective directors and officers, employees and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act (collectively, the "Indemnified Parties" for purposes of this Section 8.3) against any Loss to which the Indemnified Parties may become subject under any statute or regulation, at common law or otherwise, insofar as such Loss is related to the sale or acquisition of the Fund's shares or the Contracts and:

i.	arises out of or is based upon any untrue statement or alleged untrue statement of any material fact contained in Fund materials, or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this Agreement to indemnify shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with information furnished in writing to the Fund or Distributor by or on behalf of the Company for use in the Fund materials or otherwise for use in connection with the sale of the Contracts or Fund shares; or

ii.	arises out of or as a result of statements or representations (other than statements or representations contained in Fund materials not supplied by the Distributor or persons under its control) or wrongful conduct of the Distributor or persons under its control, with respect to the sale or distribution of the Contracts or Fund shares; or

iii.	arises out of any untrue statement or alleged untrue statement of a material fact contained in any Contract materials, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statement or statements therein not misleading, if such statement or omission was made in reliance upon and in conformity with information furnished in writing to the Company by or on behalf of the Distributor; or

iv.	arises as a result of any failure by the Distributor to perform the obligations, provide the services and furnish the materials required of it under the terms of this Agreement; or

v.	arises out of or result from any material breach of any representation and/or warranty made by the Distributor in this Agreement or arises out of or results from any other material breach of this Agreement by the Distributor;

as limited by and in accordance with the provisions of Sections 8.3(b) and 8.3(c) hereof. This indemnification is in addition to and apart from the responsibilities and obligations of the Distributor specified in Article VI hereof.

(b.)            The Distributor shall not be liable under this indemnification provision with respect to any Loss to which an Indemnified Party would otherwise be subject by reason of such Indemnified Party's willful misfeasance, bad faith, or negligence in the performance or such Indemnified Party's duties or by reason of such Indemnified Party's reckless disregard of obligations or duties under this Agreement or to any of the Indemnified Parties.

(c). The Distributor shall not be liable under this indemnification provision with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified the Distributor in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Indemnified Party (or after such Indemnified Party shall have received notice of such service on any designated agent), but failure to notify the Distributor of any such claim within a reasonable time shall not relieve the Distributor from any liability which it may have to the Indemnified Party against whom such action is brought otherwise than on account of this indemnification provision, except to the extent that the Distributor has been prejudiced by such failure to give notice. In case any such action is brought against an Indemnified Party, the Distributor will be entitled to participate, at its own expense, in the defense thereof and unless the Indemnified Parties release the Distributor from any further obligation under this Section 8.3 with respect to such claim(s), the Distributor also shall be entitled to assume the defense thereof, with counsel satisfactory to the Party named in the action. The Distributor may not settle any such claim without the prior written consent of the Indemnified Party, which consent will not be unreasonably withheld, conditioned or delayed. After notice from the Distributor to such Party of the Distributor's election to assume the defense thereof, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and the Distributor will not be liable to such Party under this Agreement for any legal or other expenses subsequently incurred by such Party independently in connection with the defense thereof other than reasonable costs of investigation.

(d). Company agrees to promptly notify the Distributor of the commencement of any litigation or proceedings against it or any of its officers or directors in connection with the issuance or sale of the Contracts or the operation of each Account.

ARTICLE IX.      Applicable Law

9.1	This Agreement shall be construed, and the provisions hereof interpreted under and in accordance with the laws of the State of New York.

9.2	This Agreement shall be subject to the provisions of the 1933, 1934 and 1940 Acts, and the rules and regulations and rulings thereunder, including such exemptions from those statutes, rules and regulations as the SEC may grant (including, but not limited to, any Mixed and Shared Funding Exemptive Order) and the terms hereof shall be interpreted and construed in accordance therewith.

ARTICLE X.      Termination

10.1.	This Agreement shall terminate:

i.	at the option of any Party, with or without cause, with respect to some or all Designated Portfolios, upon three (3) months’ advance written notice delivered to the other Parties; provided, however, that such notice shall not be given earlier than six (6) months following the date of this Agreement; or

ii.	at the option of the Company by written notice to the other Parties with respect to any Designated Portfolio based upon the Company’s determination that shares of such Designated Portfolio are not reasonably available to meet the requirements of the Contracts; or

iii.	at the option of the Company by written notice to the other Parties in the event any of the Designated Portfolio's shares are not registered, issued or sold in accordance with applicable law or such law precludes the use of such shares as the underlying investment media of the Contracts issued or to be issued by the Company; or

iv.	at the option of the Fund or Distributor upon written notice to the other Parties with respect to any Designated Portfolio in the event that formal administrative proceedings are instituted against Company by FINRA, the SEC, the Insurance Commissioner or like official of any state or any other regulatory body regarding such Company's duties under this Agreement, or related to the sale of Contracts or the operations of any Account in connection with this Agreement, or the purchase of the Fund shares, if, in each case, the Fund or Distributor, as the case may be, reasonably determines in its sole judgment exercised in good faith, that any such administrative proceedings will have a material adverse effect upon the ability of the Company to perform its obligations under this

Agreement; or

v.	at the option of Company upon written notice to the other Parties in the event that formal administrative proceedings are instituted against the Fund or the Distributor by FINRA, the SEC, or any state securities or insurance department or any other regulatory body, if the Company reasonably determines in its sole judgment exercised in good faith, that any such administrative proceedings will have a material adverse effect upon the ability of the Fund or the Distributor to perform their respective obligations under this Agreement; or

vi.	at the option of Company by written notice to the other Parties with respect to any Designated Portfolio in the event that such Designated Portfolio fails to meet the requirements and comply with the representations and warranties specified in Article VI hereof; or

vii.	at the option of Company by written notice to the other Parties with respect to any Designated Portfolio in the event that such Designated Portfolio ceases to qualify as a regulated investment company under Subchapter M of the Code or under any successor or similar provision; or

viii.	at the option of the Fund or the Distributor, if (i) the Fund or Distributor, respectively, shall determine, in its sole judgment reasonably exercised in good faith, that the Company has suffered a material adverse change in its business or financial condition, (ii) the Fund or Distributor notifies the Company of that determination and its intent to terminate this Agreement, and (iii) after considering the actions taken by the Company and any other changes in circumstances since the giving of such a notice, the determination of the Fund or Distributor shall continue to apply on the sixtieth (60) day following the giving of that notice, which sixtieth day shall be the effective date of termination;

ix.	or at the option of Company, if (i) the Company, shall determine, in its sole judgment reasonably exercised in good faith, that the Fund or Distributor has suffered a material adverse change in its business or financial condition, (ii) the Company notifies the Fund or Distributor, as appropriate, of that determination and its intent to terminate this Agreement, and (iii) after considering the actions taken by the Fund or Distributor and any other changes in circumstances since the giving of such a notice, the determination of the Company shall continue to apply on the sixtieth (60) day following the giving of that notice, which sixtieth day shall be the effective date of termination; or

x.	termination by the Fund or Distributor by written notice to the Company in the event that the Contracts fail to meet the qualifications specified in Section 2.10 hereof; or

xi.	at the option of any non-defaulting Party hereto in the event of a material breach of this Agreement by any Party hereto (the “defaulting Party”) other than as described in 10.1(i)-(x) provided, that the non-defaulting Party gives written notice thereof to the defaulting Party, with copies of such notice to all other non-defaulting Parties, and if such breach shall not have been remedied within sixty (60) days after such written notice is given, then the non-defaulting Party giving such written notice may terminate this Agreement by giving sixty (60) days written notice of termination to the defaulting Party.

10.2.	Notice Requirement.

Except as provided in 10.l(a) and (k) above, no termination of this Agreement shall be effective unless and until the Party terminating this Agreement gives at least sixty (60) days' prior written notice to all other Parties of its intent to terminate, which notice shall set forth the basis for the termination.

10.3.	Effect of Termination.

Notwithstanding any termination of this Agreement, other than as a result of a failure by either the Fund or Company to meet Section 817(h) of the Code diversification requirements, the Fund and the Distributor shall, at the option of the Company, continue, to make available additional shares of the Designated Portfolio(s) pursuant to the terms and conditions of this Agreement, for all Contracts in effect on the effective date of termination of this Agreement (hereinafter referred to as "Existing Contracts") unless such further sale of Designated Portfolio shares is proscribed by law, regulation, or applicable regulatory authority, or unless the Board determines that the sale of Designated Portfolio shares to Existing Contract owners is not in the best interests of the Designated Portfolios or that liquidation of the Designated Portfolio following termination of this Agreement is in the best interests of the Designated Portfolio. Specifically, without limitation, the owners of the Existing Contracts shall be permitted to reallocate investments among the Designated Portfolio(s), redeem investments in the Designated Portfolio(s) and/or invest in the Designated Portfolio(s) upon the making of additional purchase payments under the Existing Contracts. The Parties agree that this Section 10.3 shall not apply to any terminations under Article VII and the effect of such Article VII terminations shall be governed by Article VII of this Agreement.

10.4.	Surviving Provisions.

Notwithstanding any termination of this Agreement, the following provisions shall survive: Article V, Article VIII and Section 12.1 of Article XII. In addition, with respect to Existing Contracts assets under which continue to be invested in the Designated Portfolios, all provisions of this Agreement shall also survive and not be affected by any termination of this Agreement to the extent such assets remain invested in the Designated Portfolios.

ARTICLE XI.     Notices

Any notice shall be sufficiently given when sent by registered or certified mail, or overnight delivery service, by the notifying Party to each other Party entitled to notice at the addresses set forth below or at such other address as a Party may from time to time specify in writing to the other Parties.

If to the Fund:

First Trust Variable Insurance Trust

120 E. Liberty Drive

Wheaton, IL 60187

Attention: Scott Jardine, Secretary

If to the Distributor:

First Trust Portfolios L.P.

120 E. Liberty Drive

Wheaton, IL 60187

Attention: Scott Jardine, General Counsel

If to the Company:

Protective Life and Annuity Insurance Company

2801 Highway 280 South

Birmingham, AL 35223

Attn: SVP Chief Product Officer – Retirement Division

With a copy to:

Counsel – Variable Products

Protective Life Corporation

2801 Highway 280 South

Birmingham, AL 35223

ARTICLE XII.      Miscellaneous

12.1.

(a)	Each Party agrees that all information supplied by one Party and its affiliates and agents (collectively, the "Disclosing Party") to another ("Receiving Party") including, without limitation, any unpublished information concerning research activities and plans, customers, marketing or sales plans, sales forecasts or results of marketing efforts, pricing or pricing strategies, costs, operational techniques, strategic plans, portfolio holdings, and unpublished financial information, including information concerning revenues, profits and profit margins will be deemed confidential and proprietary to the Disclosing Party, regardless of whether such information was disclosed intentionally or unintentionally or marked as "confidential" or "proprietary" ("Confidential Information"). In addition, the Company will not use any Confidential Information concerning each Fund's portfolio holdings, including, without limitation, the names of the portfolio holdings and the values thereof, for purposes of making any decision about whether to purchase or redeem shares of each Fund or to execute any other securities transaction. The foregoing definition shall also include any Confidential Information provided by any Party's vendors.

(b)	Confidential Information will not include any information or material, or any element thereof, whether or not such information or material is Confidential Information for the purposes of this Agreement, to the extent any such information or material, or any element thereof:

i.	has previously become or is generally known, unless it has become generally known through a breach of this Agreement or a similar confidentiality or non-disclosure agreement;

ii.	was already rightfully known to the Receiving Party prior to being disclosed by or obtained from the Disclosing Party as evidenced by written records kept in the ordinary course of business of or by proof of actual use by the Receiving Party;

iii.	has been or is hereafter rightfully received by the Receiving Party from a third person (other than the Disclosing Party) without restriction or disclosure and without breach of a duty of confidentiality to the Disclosing Party;

iv.	has been independently developed by the Receiving Party without access to Confidential Information of the Disclosing Party; or

v.	must be disclosed to third party vendors, to the extent reasonably necessary for the Receiving Party to perform its duties and obligations assigned under the Agreement. In the event such information is disclosed to a third-party vendor, the Receiving Party will require such third party vendor to protect Confidential Information to the same extent the Receiving Party is required to protect such Confidential Information under this Agreement.

It will be presumed that any Confidential Information in a Receiving Party's possession is not within exceptions (ii), (iii) or (iv) above, and the burden will be upon the Receiving Party to prove otherwise by records and documentation.

(c)	Each Party recognizes the importance of each other Party's Confidential Information. ln particular, each Party recognizes and agrees that the Confidential Information of another Party is critical to its business and that no Party would enter into this Agreement without assurance that such information and the value thereof will be protected as provided in this Section 12.1 and elsewhere in this Agreement. Accordingly, each Party agrees as follows:

i.	The Receiving Party will hold any and all Confidential Information it obtains in strictest confidence and will use and permit use of Confidential Information solely for the purposes of this Agreement. Without limiting the foregoing, the Receiving Party shall use at least the same degree of care, but no less than reasonable care, to avoid disclosure or use of this Confidential Information as the Receiving Party employs with respect to its own Confidential Information of a like importance;

ii.	The Receiving Party may disclose or provide access to its responsible employees who have a need to know and may make copies of Confidential Information only to the extent reasonably necessary for the Receiving Party to carry out its obligations hereunder;

iii.	The Receiving Party currently has, and in the future will maintain in effort and enforce, rules and policies to protect against access to or use or disclosure of Confidential Information other than in accordance with this Agreement, to ensure that such employees and agents protect the confidentiality of Confidential Information. The Receiving Party expressly will instruct its employees and agents not to disclose Confidential Information to third parties, including without limitation customers, subcontractors or consultants, without the Disclosing Party's prior written consent; and

iv.	The Receiving Party will notify the Disclosing Party as soon as reasonably practicable of any unauthorized disclosure or use, and will cooperate with the Disclosing Party to protect all proprietary rights in and ownership of its Confidential Information.

12.2.	The captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

12.3.	This Agreement may be executed simultaneously in two or more counterparts, each of which taken together shall constitute one and the same instrument.

12.4.	If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby.

12.5.	Each Party hereto shall cooperate with each other Party and all appropriate governmental authorities (including without limitation the SEC, FINRA and state insurance regulators) and shall permit such authorities reasonable access to its books and records in connection with any investigation or inquiry relating to this Agreement or the transactions contemplated hereby.

12.6.	The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, which the Parties hereto are entitled to under state and federal laws.

12.7.	This Agreement or any of the rights and obligations hereunder may not be assigned by any Party without the prior written consent of all Parties hereto.

12.8.	(a). It is expressly acknowledged and agreed that the obligations of the Fund hereunder shall not be binding upon any of the shareholders, Trustees, officers, employees or agents of the Fund personally, but shall bind only the trust property of the Fund or property of a Portfolio as provided in the Fund's Declaration of Trust. The execution and delivery of this Agreement have been authorized by the Trustees of the Fund and signed by an officer of the Fund, acting as such, and neither such authorization by such Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust properly of the Fund or property of a Portfolio as provided in the Fund' s Declaration of Trust.

(b). The Fund and the Distributor agree that the obligations assumed by the Company pursuant to this Agreement shall be limited in any case to Company and its assets, and neither the Fund nor Distributor shall seek satisfaction of any such obligation from the shareholders of either Company, the directors, officers, employees, or agents of either Company.

12.10	Schedules A through C hereto, as the same may be amended from time to time by mutual written agreement of the Parties, are attached hereto and incorporated herein by reference.

12.11	If requested by the Fund, Company shall furnish, or shall cause to be furnished, to the Fund or its designee copies of Company’s annual financial statements, as filed with the SEC, applicable registration statements (without exhibits) of the Company filed with the SEC, as soon as practical after the filing thereof.

ARTICLE XIII.      Anti-Money Laundering

13.1.	Each Company represents and warrants that it is in compliance and will continue to be in compliance with all applicable anti-money laundering laws and regulations; including the relevant provisions of the USA PATRIOT Act (Pub. L. No. 107-56 (2001)) (“the Patriot Act”) and the regulations issued thereunder.

13.2.	Each Company hereby certifies that it has established and maintains an anti-money laundering program that includes written policies, procedures and internal controls reasonably designed to identify its Contract owners and has undertaken appropriate due diligence efforts to “know its customers” in accordance with all applicable anti-money laundering regulations in its jurisdiction including, where applicable, the Patriot Act. The Company further confirms that it will monitor for suspicious activity in accordance with the requirements of the Patriot Act. In addition, the Company represents and warrants that it has adopted and implemented policies and procedures reasonably designed to achieve compliance with the applicable requirements administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury. Company agrees to provide the Distributor with such information as it may reasonably request, including but not limited to the filling out of questionnaires, attestations and other documents, to enable the Distributor to fulfill its obligations under applicable law, and, upon its request, to file a notice pursuant to Section 314 of the Patriot Act and the implementing regulations related thereto to permit the voluntary sharing of information between the parties hereto. Upon filing such a notice, Company agrees to forward a copy to the Distributor, and further agrees to comply with all requirements under the Patriot Act and implementing regulations concerning the use, disclosure, and security of any information that is shared.

ARTICLE XIV.      Shareholder Information (Rule22c-2)

14.1	Pursuant to Rule 22c-2 under the 1940 Act, each Company agrees to provide to the Fund, upon written request, the taxpayer identification number (“TIN"), the Individual /International Taxpayer Identification Number ("ITIN"), or other government-issued identifier ("GII") and the Contract Owner number or participant account number, if known, of any or all Contract Owner(s) of the account, and the amount, date and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of shares held through an account maintained by Company during the period covered by the request. Unless otherwise specifically requested by the Fund, the Company shall only be required to provide information relating to Contract Owner Initiated Transfer Purchases or Contract Owner Initiated Transfer Redemptions.

i.	Period Covered by Request. Requests must set forth a specific period, not to exceed 90 days from the date of the request, for which transaction information is sought. The Fund may request transaction information older than 90 days from the date of the request as it deems necessary to investigate compliance with policies established or utilized by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by a Portfolio. If requested by the Fund, Company will provide the information specified in this Section 14.1 for each trading day.

ii.	Form and Timing of Response. Company agrees to provide, promptly upon request of the Fund, the requested information specified in this Section 14.1. Company agrees to use commercially reasonable efforts to determine promptly whether any specific person about whom it has received the identification and transaction information specified in this section is itself a "financial intermediary," as that term is defined in Rule 22c-2 under the 1940 Act (an "Indirect Intermediary") and, upon request of the Fund, promptly either (i) provide (or arrange to have provided) the information set forth in this section for those Contract Owners who hold an account with an Indirect Intermediary or (ii) restrict or prohibit the Indirect Intermediary from purchasing shares in nominee name on behalf of other persons. Company additionally agrees to inform the Fund whether it plans to perform (i) or (ii) above. Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties. To the extent practicable, the format for any Contract Owner and transaction information provided to the Fund should be consistent with the NSCC Standardized Data Reporting format.

iii.	Limitations on Use of Information. The Fund agrees not to use the information received under this section for marketing or any other similar purpose without the prior written consent of the Company; provided, however, that this provision shall not limit the use of publicly available information, information already in the possession of the Fund or their affiliates at the time the information is received or information which comes into the possession of the Distributor, the Fund or their affiliates from a third party.

iv.	Agreement to Restrict Trading. Each Company agrees to execute written instructions from the Fund to restrict or prohibit further purchases or exchanges of Portfolio shares by a Contract Owner that has been identified by the Fund as having engaged in transactions in Portfolio shares (directly or indirectly through Company's account) that violate policies established or utilized by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by a Portfolio. Unless otherwise directed by the Fund, any such restrictions or prohibitions shall only apply to Contract Owner Initiated Transfer Purchases or Contract Owner Initiated Transfer Redemptions that are affected directly or indirectly through the Company.

v.	Form of Instructions. Instructions must include the TIN, ITIN or GII and the specific individual Contract Owner number or participant account number associated with the Contract Owner, if known, and the specific restriction(s) to be executed. If the TIN, ITIN, GII or the specific individual Contract Owner number or participant account number associated with the Contract Owner is not known, the instructions must include an equivalent identifying number of the Contract Owner(s) or account(s) or other agreed upon information to which the instruction relates.

vi.	Timing of Response. Company agrees to execute instructions from the Fund as soon as reasonably practicable, but not later than five (5) Business Days after receipt of the instructions by the Company.

vii.	Confirmation by the Company. Each Company must provide written confirmation to the Fund that the Fund's instructions to restrict or prohibit trading have been executed. Company agrees to provide confirmation as soon as reasonably practicable, but not later than ten (10) Business Days after the instructions have been executed.

Definitions. For purposes of this Section 14.1, the following terms shall have the following meanings, unless a different meaning is clearly required by the context:

i.	The term "Contract Owner" means the holder of interests in a Contract or a participant in an employee benefit plan with a beneficial interest in a Contract.

ii.	The term "Contract Owner Initiated Transfer Purchase" means a transaction that is initiated or directed by a Contract owner that results in a transfer of assets within a Contract to a Portfolio, but does not include transactions that are executed: (i) automatically pursuant to a contractual or systematic program or enrollment such as a transfer of assets within a Contract to a Portfolio as a result of "dollar cost averaging" programs, insurance company approved asset allocation programs, or automatic rebalancing programs; (ii) pursuant to a Contract death benefit; (iii) as a result of a one-time step-up in Contract value pursuant to a Contract death benefit; (iv) as a result of an allocation of assets to a Portfolio through a Contract as a result of payments such as loan repayments, scheduled contributions, retirement plan salary reduction contributions, or planned premium payments to the Contract; or (v) pre-arranged transfers at the conclusion of a required "free look" period.

iii.	The term "Contract Owner Initiated Transfer Redemption" means a transaction that is initiated or directed by a Contract Owner that results in a transfer of assets within a Contract out of a Portfolio, but does not include transactions that are executed: (i) automatically pursuant to a contractual or systematic program or enrollments such as transfers of assets within a Contract out of a Portfolio as a result of annuity payouts, loans, systematic withdrawal programs, insurance company approved asset allocation programs and automatic rebalancing programs; (ii) as a result of any deduction of charges or fees under a Contract; (iii) within a Contract out of a Portfolio as a result of scheduled withdrawals or surrenders from a Contract; or (iv) as a result of payment of a death benefit from a Contract.

iv.	The term "Portfolios” shall mean the constituent series of the Fund, but for purposes of this Section 14.1 shall not include Portfolios excepted from the requirements of paragraph (a) of Rule 22c-2 by paragraph (b) of Rule 22c-2.

v.	The term "written" includes electronic writings.

vi.	In addition, for purposes of this Section 14.1, the term "purchase" does not include the automatic reinvestment of dividends or distributions.

IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be executed in its name and on its behalf by its duly authorized representative as of the date specified below.

PROTECTIVE LIFE AND ANNUITY INSURANCE COMPANY

By:	/s/ Steve Cramer

Name:	Steve Cramer

Title:	Chief Product Officer – Retirement Division

FIRST TRUST VARIABLE INSURANCE TRUST

By:	/s/ James M. Dykas

Name:	James M. Dykas

Title:	President and CEO

FIRST TRUST PORTFOLIOS, L.P.

By:	/s/ James M. Dykas

Name:	James M. Dykas

Title:	Chief Financial Officer

SCHEDULE A

Separate Accounts

All Protective Life and Annuity Insurance Company Separate Accounts – All Contracts

SCHEDULE B

Designated Portfolios

All portfolios or series of shares of the First Trust Variable Insurance Trust that are available and open to new investors on or after the effective date of this Agreement.

SCHEDULE C

EXPENSES

The fund and/or the Distributor and/or Fund's adviser, and the Company will coordinate the functions and pay the costs of completing these functions based upon an allocation of costs in the tables below.

Item	Function	Party Responsible for Coordination	Party Responsible for Expense
Mutual Fund Prospectus and, if applicable, Summary Prospectus	Fund, Distributor or Fund's adviser shall supply the Company with such numbers of the Designated Portfolio(s) prospectus(es) as the Company may reasonably request and/or provide the Company with a print-ready PDF of the Designated Portfolio(s) prospectus(es) for printing and expense reimbursement	Fund and/or Company	Fund, Distributor or Fund's adviser, as applicable, will pay for printing and delivering (including postage) copies to existing Contract owners who allocate contract value to any Designated Portfolio.
Product Prospectus	Printing, Filing and Distribution	Company	Company will pay printing and delivery.
Mutual Fund Prospectus and, if applicable, Summary Prospectus Update & Distribution (Supplements)	Fund, Distributor or Fund's adviser shall supply the Company with such numbers of the Designated Portfolio(s) prospectus supplements as the Company may reasonably request and/or provide the Company with a print-ready PDF of the Designated Portfolio(s) prospectus supplements for printing and expense reimbursement	Fund and/or Company	Fund, Distributor or Fund's adviser, as applicable, will pay for printing and delivering (including postage) to existing Contract owners who allocate contract value to any Designated Portfolio.

Item	Function	Party Responsible for Coordination	Party Responsible for Expense
Product Prospectus Update & Distribution (Supplements)	Printing, Filing and Distribution of Product Prospectus Supplements that are the result of actions of the Fund, Distributor, or Adviser	Company	Fund or Distributor
Mutual Fund SAI	Printing	Fund or Distributor	Fund or Distributor
	Distribution	Company	Fund or Distributor
Product SAI	Printing & Distribution	Company	Company
Proxy Material for Mutual Fund:	Printing	Fund or Distributor or a proxy solicitation firm chosen by the Fund	Fund or Distributor
	Distribution (inc1uding labor and postage)	Company or a proxy solicitation firm chosen by the Fund	Fund or Distributor
Mutual Fund Annual & Semi-Annual Report

Fund, Distributor or Fund's adviser shall supply the Company with such numbers as the Company may reasonably request and/or provide the Company with a print

-ready PDF for printing and expense reimbursement

		Company	Fund, Distributor or Fund's adviser, as applicable, will pay for printing and delivering (including postage) copies to existing Contract owners who allocate contract value to any Designated Portfolio.
Other communication to Prospective clients	If Required by the Fund or Distributor	Company	Fund or Distributor
	If Required by the Company	Company	Company
Other communication to existing Contract owners	Distribution (including labor and printing) if required by the Fund or Distributor	Company	Fund or Distributor

Item	Function	Party Responsible for Coordination	Party Responsible for Expense
	Distribution (including labor and printing) if required by the Company	Company	Company
Operations of the Fund

All operations and related expenses, including the cost of registration and qualification of shares, taxes on the issuance or transfer of shares, cost of management of the business affairs of the Fund, and expenses paid or assumed by the Fund pursuant to any Rule 12b-1 plan

		Fund or Distributor	Fund or Fund's adviser
Operations of each Account	Federal registration of units of separate account (24f-2 fees)	Company	Company